Exhibit 10.5

WAIVER OF SPECIFIED COVENANTS

Reference is made to the Credit Facility Agreement dated as of August 30, 2006 (the “Agreement”) by and between TechTarget, Inc., a Delaware corporation with its principal place of business at 117 Kendrick Street, Needham, MA 02494 as “Borrower,” and Citizens Bank of Massachusetts now known as RBS Citizens, National Association, its successor by merger (the “Bank”) with its principal place of business at 28 State Street, Boston, Massachusetts 02109, as amended by the First Amendment to Credit Facility Agreement dated August 30, 2007 and further amended by the Second Amendment to Credit Facility Agreement dated December 18, 2008.  Capitalized terms not otherwise defined herein shall have the same meaning assigned to them in the Agreement.

WHEREAS, the Borrower has requested that Bank waive certain provisions of the Agreement with respect to the period ending September 30, 2009.

1.                                       The Bank hereby waives the provisions of Sections 12A.3 of the Agreement for delivery of the financial statements and Covenant Compliance Certificate for the period ended September 30, 2009 as required by said Sections 12A.3, provided, that such delivery is made by the close of business on January 31, 2010.

2.                                       No other waivers shall be deemed granted by the Bank except as expressly set forth above, and the only waivers with respect to the Agreement are as set forth herein in writing.  Nothing herein contained shall be deemed to constitute an undertaking on the part of the Bank to grant other or future waivers of the foregoing or any other covenant.

3.                                       All other terms of the Agreement shall continue in full force and effect.  The obligations of the Borrower under all other documents and instruments executed in connection with the Agreement, except as specifically waived or modified herein or by any other amendment or waiver executed by the parties hereto, remain in full force and effect and are hereby ratified and confirmed by the Borrower.

4.                                       Borrower represents and warrants to the Bank that (i) no default under the Agreement or under any other documents and instruments executed in connection with the Agreement has occurred and is continuing; (ii) Borrower has complied with all the covenants and agreements contained in the Agreement to be performed by the Borrower; (iii) the representations and warranties of Borrower contained in the Agreement are true and correct in all material respects as of the date hereof; and (iv) this document has been authorized by all necessary corporate action on the part of the Borrower.

5.                                       In consideration of this Waiver, the Borrower agrees to pay all reasonable expenses (including legal fees) of the Bank incurred in preparing and negotiating this Waiver and all related documents.  Such expenses and fee may be taken by the Bank as a charge against Borrower’s demand deposit account with the Bank.

Executed this 17th day of December, 2009, under seal.

TECHTARGET, INC.

By:
Its:

RBS CITIZENS, NATIONAL ASSOCIATION,
successor by merger to Citizens Bank of Massachusetts

By:
William M. Clossey, Vice President